Exhibit 99.2

April 4, 2016

PRC Legal Opinion

To: Yintech Investment Holdings Limited

12th Floor, Block B, Zhenhua Enterprise Plaza

No. 3261 Dongfang Road, Pudong District

Shanghai, 200125

People’s Republic of China

+86-21-2028-9009

Dear Sirs:

We are qualified lawyers of the People’s Republic of China (the “PRC”, for purposes of this opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such, are qualified to issue this opinion in respect of the laws and regulations of the PRC effective as at the date hereof.

We have acted as PRC legal counsel for Yintech Investment Holdings Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the Company’s Registration Statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the offering by the Company of American Depositary Shares (“ADSs”) each representing certain number of ordinary shares, par value US$ 0.00001 per share, and (ii) the Company’s proposed initial public offering and trading of its ADSs on the New York Stock Exchange or the NASDAQ Stock Market (the “Offering”).

We have been requested to give this opinion on the matters set forth herein.

In so acting, we have examined the originals or photocopies of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion (the “Documents”).

In our examination of the Documents and for the purpose of rendering this opinion, we have assumed without further inquiry:

(A)           the genuineness of all signatures, seals and chops, and the authenticity of all documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies;

(B)           the Documents as submitted to us remain in full force and effect up to the date of this Opinion, and have not been revoked, amended, revised, modified or supplemented except as otherwise indicated in such Documents;

(C)           the truthfulness, accuracy, fairness and completeness of Documents as well as all factual statements in the Documents;

(D)           that all information provided to us by the Company in response to our inquiries for the purpose of this Opinion is true, accurate, complete and not misleading and that the Company has not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part;

(E)            that all parties other than the PRC Companies have the requisite power, authority, and, in the case of the PRC Individuals, capacity for civil conduct, to enter into, execute, deliver and perform the Documents to which they are parties;

(F)             that all parties other than the PRC Companies have duly executed, delivered, performed, and will duly perform their obligations under the Documents to which they are parties;

(G)           that all Governmental Authorizations (as defined below) and other official statement or documentation are obtained from the competent Government Agencies (as defined below) by lawful means in due course;

(H)          that all Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws (as defined below); and

(I)               all required consents, licenses, permits, approvals, exemptions or authorizations required of or by, and any required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than of the PRC in connection with the transactions contemplated under the Prospectus (as defined below) have been obtained or made, or where such required consents, licenses, permits, approvals, exemptions or authorizations have not been obtained or made as of the date hereof, no circumstance will cause or result in any failure for the same to be obtained or made.

Where important facts were not independently established to us, we have relied upon representations made by the relevant officers of the Company. This Opinion is confined to and rendered on the basis of the PRC laws and regulations currently effective and we express no opinion on the laws of any jurisdiction other than the PRC.

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

“Government Agency”

means any competent government authorities, agencies, courts, arbitration commissions, or regulatory bodies of the PRC or any province, autonomous region, city or other administrative division of the PRC.

“Governmental Authorization”

means any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the PRC Laws to be obtained from any Government Agency.

“M&A Rules”

means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly adopted by the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange on August 8, 2006 and as amended on June 22, 2009 and related rules and regulations.

“PRC Laws”	means any and all laws, regulations, statues, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“PRC Companies”	means the companies as listed in Schedule I, namely Qian Zhong Su and the PRC Subsidiaries.

“PRC Subsidiaries”

means Tianjin Rong Jin Hui Yin Precious Metal Management Co., Ltd. (“Rong Jin Hui Yin”), Guangdong Jin Xiang Yin Rui Precious Metal Management Co., Ltd. (“Jin Xiang Yin Rui”), Shanghai Yin Tian Xia Technology Co., Ltd. (“Yin Tian Xia Technology”), Shanghai Yin Tian Xia Precious Metal Products Co., Ltd. (“Yin Tian Xia Products”), Shanghai Yin Tian Xia Financial and Information Service Co., Ltd. (“Yin Tian Xia Information”), Guangdong Sheng Ding Precious Metal Management Co., Ltd. (“Sheng Ding”) and Shanghai Ke Chang Investment Consulting Co., Ltd. (“Ke Chang Investment”), Shanghai Jin Dou Information Technology Co., Ltd. (“Jin Dou”), Shanghai Jin Yi Information Technology Co., Ltd. (“Jin Yi”), Shanghai Zu Ding Culture Communication Co., Ltd. (“Zu Ding”) and Shanghai Daxiang Pingtai Financial Information Services Co., Ltd. (“Daxiang”).

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

“Qian Zhong Su” or “WFOE”	means Shanghai Qian Zhong Su Investment Management Co., Ltd., a wholly foreign-owned enterprise incorporated under the PRC Laws and directly wholly-owned by Yintech Enterprise HK.

“SAFE Rules”

means the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles issued by the State Administration of Foreign Exchange (“SAFE”) of the PRC on July 14, 2014 and related rules and regulations.

“Yintech Enterprise HK”	means Yintech Enterprise (HK) Company Limited, a company incorporated under the laws of Hong Kong Special Administrative Region.

Based on the foregoing, the Documents, and the statements and confirmations made by the Company and the PRC Companies, and after our inquiry against the Company and the PRC Companies, we are of the opinion that:

1.              Each of the PRC Companies has been duly organized and is validly existing as a foreign invested enterprise or PRC domestic company with limited liability and full legal person status under the PRC Laws and has passed all of the most recent examinations and submitted all the most recent annual reports by administrations for industry and commerce as required under the relevant PRC Laws then in effect. The articles of association and the business license(s) of each of the PRC Companies comply with the requirements of the PRC Laws and are in full force and effect.

2.              The description of the corporate and shareholding structure of the PRC Companies set forth in “History and Corporate Structure” and “Related Party Transactions” sections of the Prospectus are true and accurate and nothing has been omitted from such description which would make the same misleading in any material respects. The corporate structure of the Company (including the shareholding structure of each of the PRC Companies) as described in the Prospectus complies, and immediately after the offering and sale of the ADSs, will comply with all applicable PRC Laws currently in effect, and does not and will not violate, breach, contravene, constitute a default under or otherwise conflict with any applicable PRC Laws currently in effect.

3.              Based on our understanding of the provisions under the PRC Laws as of the date hereof, we believe that since the PRC Companies were established by means of direct investment rather than by merger or acquisition directly or indirectly of the equity interest or assets of any “domestic company” as defined under the M&A Rules, we are of the opinion that the issue and sale of the ADSs by the Company on the New York Stock Exchange or the NASDAQ Global Market, do not require any Governmental Authorization.

4.              The statements in the Prospectus under the captions “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities”, “History and Corporate Structure”, “Business”, “Regulation”, “Dividend Policy”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Related Party Transactions”, “Taxation”, “Management”, “Description of Share Capital” and “Legal Matters” and elsewhere insofar as such statements describe or summarize PRC legal or regulatory matters, or documents, agreements or proceedings governed by PRC Laws, are true, accurate and correct in all material respects, and fairly present or fairly summarize in all material respects the PRC legal and regulatory matters, documents, agreements or proceedings referred to therein; and such statements do not contain an untrue statement of a material fact, and do not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading.

This Opinion is subject to the following qualifications:

(a)         This Opinion is subject to (A) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally, (B) possible judicial or administrative actions or any PRC Law affecting creditors’ rights.

(b)         This Opinion is subject to (A) any circumstances in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, or coercionary at the conclusions thereof; (B) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney fees and other costs, the waiver of immunity from jurisdiction of any court or from legal process; and (C) the legally vested discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(c)          This Opinion relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws. There is no guarantee that any of such PRC Laws will not be changed, amended, replaced or revoked in the immediate future or in the longer term with or without retroactive effect.

(d)         Under relevant PRC laws and regulations, foreign investment is restricted in certain businesses. The interpretation and implementation of these laws and regulations, and their application to and effect on the legality, binding effect and enforceability of contracts and transactions are subject to the discretion of competent PRC legislative, administrative and judicial authorities.

(e)          This Opinion is limited to paragraph 1 to 4 above only.

This Opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

This Opinion is provided to the Company for the Offering by us in our capacity as the Company’ PRC legal adviser and may not be relied upon by any other persons or corporate entities or used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement and further consent to the reference of our name in the Registration Statement.

/s/ King & Wood Mallesons

King & Wood Mallesons

SCHEDULE I

List of PRC Companies and Shareholding Information

No.	Full Name	Shareholder(s)	Percentage(s) of Equity Interests Owned

1.	Shanghai Qian Zhong Su Investment Management Co., Ltd. (“Qian Zhong Su”)	Yintech Enterprise HK	100%

2.	Tianjin Rong Jin Hui Yin Precious Metal Management Co,, Ltd. (“Rong Jin Hui Yin”)	Qian Zhong Su	100%

3.	Guangdong Jin Xiang Yin Rui Precious Metal Management Co., Ltd. (“Jin Xiang Yin Rui”)	Qian Zhong Su	100%

4.	Shanghai Yin Tian Xia Technology Co., Ltd. (“Yin Tian Xia Technology”)	Qian Zhong Su	100%

5.	Shanghai Yin Tian Xia Precious Metal Products Co., Ltd. (“Yin Tian Xia Products”)	Rong Jin Hui Yin	100%

6.	Shanghai Yin Tian Xia Financial and Information Service Co., Ltd. (“Yin Tian Xia Information”)	Yin Tian Xia Technology	100%

7.	Guangdong Sheng Ding Precious Metal Management Co., Ltd. (“Sheng Ding”)	Qian Zhong Su	100%

8.	Shanghai Ke Chang Investment Consulting Co., Ltd.(“Ke Chang Investment”)	Yin Tian Xia Technology	100%

9.	Shanghai Jin Dou Information Technology Co., Ltd. (“Jin Dou”)	Qian Zhong Su	100%

10.	Shanghai Jin Yi Information Technology Co., Ltd. (“Jin Yi”)	Qian Zhong Su	100%

11.	Shanghai Zu Ding Culture Communication Co., Ltd. (“Zu Ding”)	Qian Zhong Su	100%
12.	Shanghai Daxiang Pingtai Financial Information Services Co., Ltd. (“Daxiang”)	Qian Zhong Su	70%